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                                                                    Exhibit 2.17



                      AGREEMENT AND PLAN OF REORGANIZATION

                                  By and Among

                         U.S.A. Floral Products, Inc.,

                            EFTA Acquisition Corp.,

                                  Elite Farms,

                                 Talent, Inc.,

                                 Anvacu, Inc.,

                         The Stockholders Named Therein

                                      and

                      The Beneficial Owners Named Therein


                       made effective as of April 3, 1998
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                               Table of Contents

                                                                            Page
                                                                            ----

 1.  THE MERGER............................................................   1
       1.1   The Merger....................................................   1
       1.2   Articles of Incorporation; Bylaws, Directors and Officers.....   1
       1.3   Effects of the Merger.........................................   2

 2.  CONVERSION AND EXCHANGE OF STOCK.......................................  2
       2.1   Manner of Conversion...........................................  2
       2.2   Merger Consideration...........................................  3
       2.3   Exchange of Certificates and Payment of Cash...................  4

 3.  POST CLOSING ADJUSTMENT; PLEDGED ASSETS................................  5
       3.1   Post-Closing Adjustment........................................  5
       3.2   Pledged Assets.................................................  6
       3.3   Stockholders' Representative...................................  7

 4.  CLOSING................................................................  8
       4.1   Location and Date..............................................  8
       4.2   Effect.........................................................  8

 5.  REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, THE PARTNERS AND
     THE STOCKHOLDERS.......................................................  9
       5.1   Due Organization...............................................  9
       5.2   Authorization; Validity........................................  9
       5.3   No Conflicts................................................... 10
       5.4   Partnership Interests; Capital Stock of the Partners........... 10
       5.5   Transactions in Capital Stock and Partnership Interests........ 11
       5.6   Subsidiaries, Stock, and Notes................................. 11
       5.7   Predecessor Status............................................. 11
       5.8   Absence of Claims Against the Partnership and the Partners..... 11
       5.9   Partnership Financial Conditions............................... 11
       5.10  Financial Statements........................................... 12
       5.11  Liabilities and Obligations.................................... 12
       5.12  Accounts and Notes Receivable.................................. 13
       5.13  Books and Records.............................................. 13
       5.14  Permits........................................................ 13
       5.15  Real Property.................................................. 14
       5.16  Personal Property.............................................. 15
       5.17  Intellectual Property.......................................... 15
       5.18  Material Contracts and Commitments............................. 17
       5.19  Government Contracts........................................... 18
       5.20  Insurance...................................................... 19
       5.21  Labor and Employment Matters................................... 19
       5.22  Employee Benefit Plans......................................... 20
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       5.23  Conformity with Law; Litigation................................ 22
       5.24  Taxes.......................................................... 22
       5.25  Absence of Changes............................................. 24
       5.26  Deposit Accounts; Powers of Attorney........................... 26
       5.27  Environmental Matters.......................................... 26
       5.28  Relations with Governments..................................... 28
       5.29  Disclosure..................................................... 28
       5.30  USFloral Prospectus; Securities Representations................ 28
       5.31  Affiliates..................................................... 28
       5.32  Location of Chief Executive Offices............................ 29
       5.33  Location of Equipment and Inventory............................ 29

 6.  REPRESENTATIONS OF USFLORAL AND NEWCO.................................. 29
       6.1   Due Organization............................................... 29
       6.2   USFloral Common Stock.......................................... 29
       6.3   Authorization; Validity of Obligations......................... 30
       6.4   No Conflicts................................................... 30
       6.5   Capitalization of USFloral and Ownership of USFloral Stock..... 30

 7.  COVENANTS.............................................................. 31
       7.1   Tax Matters.................................................... 31
       7.2   Reserved....................................................... 32
       7.3   Related Party Agreements and Personal Vehicles................. 32
       7.4   Cooperation.................................................... 32
       7.5   Conduct of Business Pending Closing............................ 33
       7.6   Access to Information.......................................... 33
       7.7   Prohibited Activities.......................................... 34
       7.8   Notice to Bargaining Agents.................................... 35
       7.9   Sales of USFloral Common Stock................................. 35
       7.10  USFloral Stock Options......................................... 36

 8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL AND NEWCO.......... 37
       8.1   Representations and Warranties; Performance of Obligations..... 37
       8.2   No Litigation.................................................. 37
       8.3   No Material Adverse Change..................................... 37
       8.4   Consents and Approvals......................................... 37
       8.5   Opinion of Counsel............................................. 38
       8.6   Charter Documents.............................................. 38
       8.7   Due Diligence Review........................................... 38
       8.8   Delivery of Closing Financial Certificate...................... 38
       8.9   FIRPTA Compliance.............................................. 38
       8.10  Employment Agreements.......................................... 39
       8.11  Stockholders' Release.......................................... 39

                                       ii
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        8.12 Related Party Agreements.......................................  39

 9.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTNERSHIP, THE
     PARTNERS AND THE STOCKHOLDERS..........................................  39
        9.1  Representations and Warranties; Performance of Obligations.....  39
        9.2  No Litigation..................................................  39
        9.3  Consents and Approvals.........................................  40
        9.4  Employment Agreements..........................................  40

10.  INDEMNIFICATION........................................................  40
       10.1  General Indemnification by the Beneficial Owners
             and the Stockholders...........................................  40
       10.2  Limitation and Expiration......................................  41
       10.3  Indemnification Procedures.....................................  42
       10.4  Survival of Representations Warranties and Covenants...........  43
       10.5  Remedies Cumulative............................................  44
       10.6  Right to Set Off...............................................  44

11.  NONCOMPETITION.........................................................  44
       11.1  Prohibited Activities..........................................  44
       11.2  Damages........................................................  45
       11.3  Reasonable Restraint...........................................  45
       11.4  Severability; Reformation......................................  45
       11.5  Independent Covenant...........................................  45
       11.6  Materiality....................................................  46

12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION..............................  46
       12.1  Stockholders and Beneficial Owners.............................  46
       12.2  USFloral.......................................................  46
       12.3  Damages........................................................  46

13.  GENERAL................................................................  47
       13.1  Termination....................................................  47
       13.2  Effect of Termination..........................................  47
       13.3  Successors and Assigns.........................................  48
       13.4  Entire Agreement; Amendment; Waiver............................  48
       13.5  Counterparts...................................................  48
       13.6  Brokers and Agents.............................................  48
       13.7  Expenses.......................................................  48
       13.8  Specific Performance; Remedies.................................  48
       13.9  Notices........................................................  49
       13.10 Governing Law; Legal Action....................................  50
       13.11 Severability...................................................  50
       13.12 Absence of Third Party Beneficiary Rights......................  50

                                      iii
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       13.13 Further Representations........................................  50
       13.14 Accounting Terms...............................................  50

                      AGREEMENT AND PLAN OF REORGANIZATION


     THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into this 3rd day of April, 1998, by and among U.S.A. Floral Products, Inc., a Delaware corporation ("USFloral"), EFTA Acquisition Corp., a Florida corporation and a newly-formed, wholly-owned subsidiary of USFloral ("Newco"), Elite Farms, a Florida general partnership (the "Partnership"), Talent, Inc., a Florida corporation, Anvacu, Inc. a Florida corporation (each a "Partner" and together, the "Partners"), Mauricio Jaramillo V., Monica Rivera, Flores Carmel S.A., a Colombian corporation, Flores del Lago Ltda., a Colombian corporation, Cota Asociados Ltda., a Colombian corporation, Los Geranios Ltda., a Colombian corporation and Flores de La Vega, Ltda., a Colombian corporation (each a "Stockholder" and collectively, the "Stockholders"); and the beneficial owners of the corporate Stockholders as set for on the signature page to this Agreement (each a "Beneficial Owner" and collectively, the "Beneficial Owners").

                                   BACKGROUND

     WHEREAS, the respective Boards of Directors of Newco and the Partners (which together are sometimes referred to as the "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Partners merge with and into Newco (the "Merger") pursuant to this Agreement, the Plan of Merger (defined below) and the applicable provisions of the laws of the State of Florida.

     WHEREAS, the Boards of Directors of each of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


 1.  THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 4.2), the Partners shall be merged with and into Newco pursuant to this Agreement and a plan of merger (the "Plan of Merger") substantially in the form attached as
Schedule 1.1 hereto, and the separate corporate existence of each Partner shall cease. Newco, as it exists from and after the Effective Time, is sometimes referred to as the "Surviving Corporation."

     1.2 Articles of Incorporation; Bylaws, Directors and Officers. At the Effective Time:

          (a) The Articles of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Articles of Incorporation of Newco until thereafter amended in accordance with the provisions therein and as provided by the applicable provisions of the Florida Business Corporation Act.
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          (b) The Bylaws of the Surviving Corporation from and after the
Effective Time shall be the Bylaws of Newco in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by the Florida Business Corporation Act.

          (c) The initial director of the Surviving Corporation shall be Robert
J. Poirier until his successor is elected and qualified, and the initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, with the addition of Robert J. Poirier as Vice President and Assistant Secretary of the Surviving Corporation, in each case until their successors are duly elected and qualified.

     1.3 Effects of the Merger. The Merger shall have the effects provided therefor by the Florida Business Corporation Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, and all property, real, personal and mixed, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to the Company or Newco shall be taken and deemed to be transferred to, and vested in, the Surviving Corporation without further act or deed; and all property, rights and privileges, immunities, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation, as they were of each Partner and Newco, and (ii) all debts, liabilities, duties and obligations of each Partner and Newco, subject to the terms hereof, shall become the debts, liabilities and duties of the Surviving Corporation and the Surviving Corporation shall thenceforth be responsible and liable for all the debts, liabilities, duties and obligations of each Partner and Newco and neither the rights of creditors nor any liens upon the property of either Partner or Newco shall be impaired by the Merger, and may be enforced against the Surviving Corporation.


 2.  CONVERSION AND EXCHANGE OF STOCK

     2.1 Manner of Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of USFloral, Newco, either Partner or any Stockholder, the shares of capital stock of each of the Constituent Corporations shall be converted as follows:

          (a) Capital Stock of Newco. Each issued and outstanding share of capital stock of Newco shall continue to be issued and outstanding and shall be converted into one share of validly issued, fully paid and non-assessable Common Stock of the Surviving Corporation. Each stock certificate of Newco evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

          (b) Cancellation of Certain Shares of Capital Stock of the Partners. All shares of capital stock of each Partner that are owned directly or indirectly by such Partner shall be canceled and no stock of USFloral or other consideration shall be delivered in exchange therefor.

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          (c) Conversion of Capital Stock of the Partners.  Subject to Section
2.1(d), and Sections 2.2, 3.1 and 3.2, each issued and outstanding share of common stock of the Partners ("Partner Common Stock") (other than shares to be canceled pursuant to Section 2.1(b)), that is issued and outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof as follows: (1) each share of outstanding capital stock of Anvacu, Inc. shall be converted into the right to receive (i) an amount of cash equal to five-sixths (5/6) of the cash portion of the Merger Consideration divided by the number of shares of Anvacu, Inc. Common Stock outstanding immediately prior to the Effective Time and (ii) that number of shares of USFloral common stock, $.001 par value ("USFloral Common Stock"), valued at the Merger Price (as defined in Section 2.2), that is equal in value to the USFloral Common Stock portion of the Merger Consideration (as defined in Section 2.2) divided by the number of shares of Anvacu, Inc. Common Stock outstanding immediately prior to the Effective Time; and (2) each share of outstanding capital stock of Talent, Inc. shall be converted into the right to receive (i) an amount of cash equal to one-sixth (1/6) of the cash portion of the Merger Consideration divided by the number of shares of Talent, Inc. Common Stock outstanding immediately prior to the Effective Time, and (ii) that number of shares of USA Floral Common Stock, valued at the Merger Price, that is equal in value to the one-sixth (1/6) of the USA Floral portion of the Merger Consideration divided by the number of shares of Talent, Inc. Common Stock outstanding immediately prior to the effective time. All such shares of Partner Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the consideration therefor upon the surrender of such certificate in accordance with Section 2.3 of this Agreement.

          (d) Fractional Shares. No fractional shares of USFloral Common Stock shall be issued, but in lieu thereof each holder of shares of Partner Common Stock who would otherwise be entitled to receive a fraction of a share of USFloral Common Stock shall receive from USFloral an amount of cash equal to the Merger Price, as defined in Section 2.2(a), multiplied by the fraction of a share of USFloral Common Stock to which such holder would otherwise be entitled. The fractional share interests of each Stockholder shall be aggregated, so that no Stockholder shall receive cash in an amount greater than the value of one full share of USFloral Common Stock.

     2.2  Merger Consideration.

          (a) For purposes of this Agreement, the "Merger Consideration" shall be $7,400,000 adjusted pursuant to this Section 2.2 and Section 3.1. Of the Merger Consideration, $3,700,000 less the aggregate amount of long-term indebtedness, including any current portion thereof, shall be paid in cash at Closing in immediately available funds. The remaining $3,700,000 of the Merger Consideration shall be paid in shares of USFloral Common Stock valued at $20.01 per share (the "Merger Price"). The 184,907 shares of USFloral Common Stock to be issued (subject to adjustment as provided in this Section 2.2 and Section 3.1) shall be registered under the Securities Act of 1933, as amended (the "1933 Act").

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          (b) The Merger Consideration has been calculated based upon several factors, including the assumption that the net worth of the Partnership, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied, is equal to or greater than $1,000,000 (the "Net Worth Target") as of the Closing.

          (c) If, on the Closing Financial Certificate (as defined in Section 8.9), the Certified Closing Net Worth (as defined in Section 8.9) is less than the Net Worth Target, then the Merger Consideration to be delivered to the Stockholders may, at USFloral's election, be reduced either (i) at the Closing, or (ii) after completion of the Post-Closing Audit (as defined in Section 3.1), by the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate (which reduction shall be pro rata in cash and in USFloral Common Stock valued at the Merger Price in the same proportions as the cash and USFloral Common Stock components of the Merger Consideration as provided in Section 2.2(a)).

     2.3  Exchange of Certificates and Payment of Cash.

          (a) USFloral to Provide Cash and Common Stock. In exchange for the outstanding shares of capital stock of the Partners, USFloral shall cause to be made available to the Stockholders the Merger Consideration (including cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 1.2(d)), as adjusted pursuant to Section 2.2 and Section 3.1. The certificates evidencing the USFloral Common Stock component of the Merger Consideration shall bear appropriate legends pursuant to the terms of this Agreement and the Affiliate Agreement (as described in Section 8.12), and USFloral shall be entitled to issue appropriate stop transfer instructions to its transfer agent consistent with the terms of this Agreement.

          (b) Certificate Delivery Requirements. At the Effective Time, the Stockholders shall deliver to USFloral the certificates (the "Certificates") representing Partner Common Stock, accompanied by blank stock powers duly executed by the Stockholders and with all necessary transfer tax and other revenue stamps, acquired at the Stockholders' expense, affixed and canceled. The Stockholders shall promptly cure any deficiencies with respect to the stock powers accompanying such Certificates. The Certificates so delivered shall forthwith be canceled. Until delivered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent the right to receive upon such surrender the number of shares of USFloral Common Stock and the amount of cash as provided by this Article 2 and the applicable provisions of the State Corporation Laws.

          (c) No Further Ownership Rights in Capital Stock of the Company. All USFloral Common Stock and cash to be delivered (including USFloral Common Stock delivered pursuant to Section 3.2(b) but withheld) upon the surrender for exchange of shares of Partner Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Partner Common Stock, and following the Effective Time the Certificates shall have no further rights to, or ownership in, shares of capital stock of the Partners. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Partner Common Stock which were outstanding immediately prior to

                                       4
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the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.3.

          (d) Lost, Stolen or Destroyed Certificates. If any certificates evidencing shares of Partner Common Stock shall have been lost, stolen or destroyed, then USFloral shall cause payment to be made in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of USFloral Common Stock and cash as provided in Section 2.1; provided, however that USFloral may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against USFloral with respect to the certificates alleged to have been lost, stolen or destroyed.

          (e) No Liability.  Notwithstanding anything to the contrary in this
Section 2.3, none of the Surviving Corporation or any party hereto shall be liable to a holder of shares of Partner Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.


 3.  POST CLOSING ADJUSTMENT; PLEDGED ASSETS

     3.1  Post-Closing Adjustment.

          (a) The Merger Consideration shall be subject to adjustment after the Closing Date as specified in this Section 3.1.

          (b) Within one hundred twenty (120) days following the Effective Time, USFloral shall cause Price Waterhouse LLP ("USFloral's Accountant") to audit the Surviving Corporation's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Audit"). The parties acknowledge and agree that for purposes of determining the net worth of the Partnership as of the Closing Date, the value of the assets of the Partnership shall, except with the prior written consent of USFloral, be calculated as provided in the last paragraph of Section 8.9. The Stockholders shall cooperate and shall use their reasonable efforts to cause the officers and employees of the Partnership to cooperate with USFloral and USFloral's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to USFloral's Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. In the event that USFloral's Accountant determines that the actual net worth of the Partnership (the "Actual Partnership Net Worth") as of the Closing Date was less than the Certified Closing Net Worth, USFloral shall deliver a written notice (the "Financial Adjustment Notice") to the Stockholders' Representative, as defined in Section 3.3, setting forth (i) the determination made by USFloral's Accountant of the Actual Partnership Net Worth, (ii) the amount of the Merger Consideration that would have been payable at Closing pursuant to Section 2.2(c) had the Actual Partnership Net Worth been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth, and (iii) the amount by which the number of shares issued as the Merger Consideration would have been reduced at Closing had the Actual Company Net Worth been

                                       5
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used in the calculations pursuant to Section 2.2(c) (the "Merger Consideration
Adjustment"). The Merger Consideration Adjustment shall take account of the reduction, if any, to the Merger Consideration already taken pursuant to Section 2.2(c)(i).

          (c) The Stockholders' Representative shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify USFloral if the Stockholders dispute such Financial Adjustment Notice. If USFloral has not received notice of such a dispute within such 30-day period, USFloral shall be entitled to receive from the Stockholders (which may, at USFloral's sole discretion, be from the Pledged Assets as defined in Section 3.2) the Merger Consideration Adjustment. If, however, the Stockholders' Representative has delivered notice of such a dispute to USFloral within such 30-day period, then USFloral's Accountant shall select an independent "Big Five" accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review the Surviving Corporation's books, Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Merger Consideration Adjustment. Such independent accounting firm shall be confirmed by the Stockholders' Representative and USFloral within five (5) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to USFloral's Accountant in connection with the transactions contemplated hereby, or (ii) reviewed by USFloral's Accountant during the course of the Post-Closing Audit. The independent accounting firm shall make its determination of the Merger Consideration Adjustment, if any, within thirty (30) days of its selection. The determination made by the independent accounting firm shall, absent manifest error, be final and binding on the parties hereto, and upon such determination, USFloral shall be entitled to receive from the Stockholders (which may, at USFloral's sole discretion, be from the Pledged Assets as defined in Section 3.2) the Merger Consideration Adjustment. The costs of the independent accounting firm shall be borne by the party (either USFloral or the Stockholders as a group) whose determination of the Partnership's net worth at Closing was further from the determination of the independent accounting firm, or equally by USFloral and the Stockholders in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Net Worth and the Actual Partnership Net Worth.

     3.2  Pledged Assets.

          (a) As collateral security for the payment of any post-Closing adjustment to the Merger Consideration under Section 3.1, or any indemnification obligations of the Stockholders pursuant to Article 10, the Stockholders shall, and by execution hereof do hereby, transfer, pledge and assign to USFloral, for the benefit of USFloral, a security interest in the following assets (the "Pledged Assets"):

               (i) [cash][that number of shares of USFloral Common Stock with a value, based on the Merger Price,] equal to ten percent (10%) of each Stockholder's share of the Merger Consideration as the same may have been adjusted pursuant to Section 2.2 or Section 3.1 hereof, and

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

the certificates and instruments, if any, representing or evidencing each such Stockholder's Pledged Assets;

               (ii) all securities hereafter delivered to such Stockholder with respect to or in substitution for such Stockholder's Pledged Assets, all certificates and instruments representing or evidencing such securities, and all cash and non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event such Stockholder receives any such property, such Stockholder shall hold such property in trust for USFloral and shall immediately deliver such property to USFloral to be held hereunder as Pledged Assets; and

               (iii) all cash and non-cash proceeds of all of the foregoing property and all rights, titles, interests, privileges and preferences appertaining or incident to the foregoing property.

          (b) Each certificate, if any, evidencing a Stockholder's Pledged Assets issued in his or her name in the Merger shall be delivered to USFloral directly by the transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at USFloral's request. Each Stockholder shall, at the Closing, deliver to USFloral, for each such certificate, a stock power duly signed in blank by him or her. Any cash comprising a Stockholder's Pledged Assets shall be withheld by USFloral from distribution to such Stockholder.

          (c) The Pledged Assets shall be available to satisfy any post-Closing adjustment to the Merger Consideration pursuant to Section 3.1 and any indemnification obligations of the Stockholders pursuant to Article 10 until the date which is one year after the Effective Time (the "Release Date"). Promptly following the Release Date, USFloral shall return or cause to be returned to the Stockholders the Pledged Assets, less Pledged Assets having an aggregate value equal to the amount of (i) any post-Closing adjustment to the Merger Consideration under Section 3.1, but only to the extent such adjustment has not already been paid, (ii) any pending claim for indemnification made by any Indemnified Party (as defined in Article 10), (iii) any previously applied indemnification obligations of the Stockholders pursuant to Article 10. For purposes of the preceding sentence and Article 10, the USFloral Common Stock held as Pledged Assets shall be valued at (x) the Merger Price with respect to any post-Closing adjustment to the Merger Consideration under Section 3.1 and
(y) the average of the closing price on the Nasdaq National Market per share of USFloral Common Stock for the five trading days prior to the satisfaction of an indemnification obligation (the "Market Value") with respect to indemnification obligations pursuant to Article 10.

     3.3  Stockholders' Representative.

          (a) Each holder of Partner Common Stock and each Beneficial Owner, by signing this Agreement, designates Ricardo Russi Lopez or, in the event that Ricardo Russi Lopez is unable or unwilling to serve, Pablo Toro to be the Stockholders' Representative for purposes of this Agreement. The Stockholders and the Beneficial Owners shall be bound by any and all actions taken by the Stockholders' Representative on their behalf.

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

          (b) USFloral and Newco shall be entitled to rely upon any communication or writings given or executed by the Stockholders' Representative. All communications or writings to be sent to Stockholders pursuant to this Agreement may be addressed to the Stockholders' Representative and any communication or writing so sent shall be deemed notice to all of the Stockholders hereunder. The Stockholders hereby consent and agree that the Stockholders' Representative is authorized to accept deliveries, including any notice, on behalf of the Stockholders pursuant hereto.

          (c) The Stockholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Stockholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Stockholders' Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with Article 10 of this Agreement. This power of attorney and all authority hereby conferred is granted subject to and coupled with the interest of the other Stockholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Stockholder, by operation of law, whether by such Stockholder's death or any other event.


4.   CLOSING

     4.1 Location and Date. The consummation of the Merger and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, on April 3, 1998, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as USFloral, the Partners and the Stockholders may mutually agree, which date shall be referred to as the "Closing Date."

     4.2 Effect. On the Closing Date, the articles of merger, certificate of merger, or other appropriate documents executed in accordance with the Florida Business Corporation Act (the "Merger Documents"), together with any required officers' certificates, shall be filed with the Secretary of State of the State of Florida in accordance with the provisions of the Florida Business Corporation Act. The Merger shall become effective upon such filing or at such later time as may be specified in such filing (the "Effective Time").


5. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, THE PARTNERS AND THE STOCKHOLDERS

     To induce USFloral and Newco to enter into this Agreement and consummate the transactions contemplated hereby, the Partnership, each Partner, each Stockholder and each Beneficial Owner, jointly and severally, represents and warrants to USFloral and Newco as follows (for purposes of this Agreement, the term "knowledge" means the knowledge of the Stockholders, the Beneficial Owners and the directors and officers of the Partnership and each Partner, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

     5.1 Due Organization. The Partnership is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of such Partnership ("Material Adverse Effect"). Schedule 5.l hereto contains a list of all jurisdictions in which the Partnership is authorized or qualified to do business. The Partnership is in good standing in each jurisdiction it which it does business. The Partnership has delivered to USFloral true, complete and correct copies of its organizational documents. Each Partner is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Each Partner has delivered to USFloral true, complete and correct copies of its Articles of Incorporation and Bylaws Such Articles of Incorporation and Bylaws are collectively referred to as the "Charter Documents." Neither Partner is in violation of its Charter Documents. The minute books of the Partners have been made available to USFloral (and, as of the Closing, will have been delivered, along with each Partner's original stock ledger and corporate seal, to USFloral) and are correct and, except as set forth in Schedule 5.1, complete in all material respects.

     5.2 Authorization; Validity. Each of the Partnership and each Partner has all requisite power, authority and the full legal right to enter into and perform its obligations pursuant to the terms of this Agreement and the transactions contemplated hereby. Each Stockholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Partnership and each Partner and the performance by the Partnership and each Partner of the transactions contemplated herein have been duly and validly authorized by the Partnership, the Board of Directors of each Partner and the Stockholders and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Partnership, each Partner and each Stockholder, enforceable in accordance with its terms.

     5.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

          (b) conflict with, or result in a default (or an event that would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Partnership, any Partner or any Stockholder is a party or by which the Partnership, any Partner or any Stockholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Partnership's properties pursuant to
(i) any law or regulation to which the Partnership, any Partner or any Stockholder or any of their respective property is subject, or (ii) any judgment, order or decree to which the Partnership, any Partner or any Stockholder is bound or any of their respective property is subject;

          (c) result in termination or any impairment of any permit, license, franchise, contractual right or other authorization of the Partnership or any Partner; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Partnership, any Partner or any Stockholder is subject or by which the Company or any Stockholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

     5.4  Partnership Interests; Capital Stock of the Partners.   Talent, Inc.
and Anvacu, Inc. are all of the partners of the Partnership. The authorized capital stock of Talent, Inc. consists of 100,000 shares of common stock, $1.00 par value, of which 1,000 shares are issued and outstanding. The authorized capital stock of Anvacu, Inc. consists of 450,000 shares of common stock, $1.00 par value, of which 375,000 shares are issued and outstanding. All of the issued and outstanding shares of the capital stock of each Partner have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Stockholders in the amounts set forth in
Schedule 5.4 free and clear of all Liens (defined below), except restrictions on transfer contained in the Elite Farms Partnership Agreement, which restrictions shall be canceled as of Closing. All of the issued and outstanding shares of the capital stock of each Partner Company were offered, issued, sold and delivered by such Partner in compliance with all applicable state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of any Partner. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), or preferential arrangement of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).

     5.5 Transactions in Capital Stock and Partnership Interests. No option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate (i) the Partnership to issue, sell or otherwise cause to became outstanding any interests in the Partnership, or (ii) any Partner to issue, sell or otherwise cause to become outstanding any shares of capital stock. Neither Partner has an obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the Merger, USFloral will be the record and beneficial owner of all outstanding capital stock of each Partner and rights to acquire capital stock of the Company. The Partnership has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any interests in the Partnership or make any distribution in respect thereof.

     5.6  Subsidiaries, Stock, and Notes.

          (a) Except as set forth on Schedule 5.6(a), neither Partner has any subsidiaries.

          (b) Except as set forth on Schedule 5.6(b), neither the Partnership nor any Partner owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Partnership or any Partner, directly or indirectly, a participant in any joint venture, partnership (other than the Partnership) or other noncorporate entity.

          (c) Except as set forth on Schedule 5.6(c), there are no promissory notes that have been issued to, or are held by, the Partnership or any Partner.

     5.7 Predecessor Status. Schedule 5.7 sets forth a list of all names of all predecessor companies of the Partnership, including the names of any entities from which the Partnership previously acquired significant assets. The Partnership has never been a subsidiary or division of a corporation, nor has it been a part of an acquisition that was later rescinded.

     5.8 Absence of Claims Against the Partnership and the Partners. Except as set forth on Schedule 5.8, no Partner has any claims against the Partnership.
No Stockholder has any claims against any Partner.

     5.9  Partnership Financial Conditions.

          (a) The Partnership's net worth (i) as of the end of its most recent fiscal year was not less than $1,000,000, and (ii) as of the Closing will not be less than the Net Worth Target. For purposes of this Section 5.9(a), calculation of amounts as of the Closing shall be made in accordance with the last paragraph of Section 8.9.

          (b) The Partnership's earnings before interest and taxes (after the addition of "add-backs" set forth on Schedule 5.9(b)) for (i) its most recent fiscal year was not less than $1,236,000.

     5.10  Financial Statements.   Schedule 5.10 includes (a) true, complete and
correct copies of the Partnership's audited balance sheet as of December 31, 1997 and income statement for the year then ended (collectively, the "Audited Financials") and (b) true, complete and correct copies of the Partnership's unaudited balance sheet (the "Interim Balance Sheet") as of February 28, 1998 (the "Balance Sheet Date") and income statement, for the two-month period then ended (collectively, the "Interim Financials," and together with the Audited Financials, the "Partnership Financial Statements"). Except as noted on the auditors' report accompanying the Audited Financials, the Partnership Financial Statements have been prepared in accordance with GAAP consistently applied, subject to, in the case of the Interim Financials, (i) normal year-end audit adjustments, which individually or in the aggregate will not be material, (ii) the exceptions stated on Schedule 5.10, and (iii) the omission of footnote information. Each balance sheet included in the Partnership Financial Statements presents fairly the financial condition of the Partnership as of the date indicated thereon, and each of the income statements included in the Partnership Financial Statements presents fairly the results of its operations for the periods indicated thereon. Since the dates of the Partnership Financial Statements, there have been no material changes in the Partnership's accounting policies other than as requested by USFloral to conform the Partnership's accounting policies to GAAP.

     5.11  Liabilities and Obligations.

           (a) The Partnership is not liable for or subject to any liabilities except for:

                (i) those liabilities reflected on the Interim Balance Sheet and not previously paid or discharged;

                (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

                (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

          (b) The Partnership has delivered to USFloral, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

          (c) Schedule 5.11(c) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Partnership has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Partnership or the Surviving Corporation would require additional material expenditures of capital.

          (d) Neither Partner is liable for or subject to any liabilities for any liabilities other than the liabilities of the Partnership.

          (e) For purposes of this Section 5.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured. Schedule 5.11(d) contains a complete list of all indebtedness of the Partnership.

     5.12 Accounts and Notes Receivable. The Partnership has delivered to USFloral a complete and accurate list, as of a date not more than two (2) business days prior to the date hereof, of the accounts and notes receivable of the Partnership (including without limitation receivables from and advances to employees, Partners and the Stockholders), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). On the Closing Date, the Partnership will deliver to USFloral a complete and accurate list, as of a date not more than two (2) business days prior to the Closing Date, of the Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as disclosed in Schedule 5.12, (i) the Accounts Receivable are current and collectible net of any respective reserves shown on the Partnership's books and records (which reserves are adequate and calculated consistent with past practice); and (ii) subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within ninety (90) days after the day on which it first became due and payable. There is no contest, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

     5.13 Books and Records. The Partnership has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Partnership. The Partnership has not engaged in any transaction, maintained any bank account, or used any partnership funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     5.14 Permits. The Partnership owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Partnership has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Partnership or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Partnership has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Partnership by, any Permit.

     5.15  Real Property.

           (a) For purposes of this Agreement, "Real Property" means all interests in real property including, without limitation, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, and rights of way, and all buildings and other improvements thereon, owned or used by the Company, together with any additions thereto or replacements thereof.

           (b) Schedule 5.15(b) contains a complete and accurate description of all Real Property (including street address, legal description (where known), owner, and Partnership's use thereof) and, to the Partnership's knowledge, any Liens. Schedule 5.15(b) indicates whether the Real Property is owned or leased. The Real Property listed on Schedule 5.15 includes all interests in real property necessary to conduct the business and operations of the Partnership.

           (c)  Except as set forth in Schedule 5.15(c):

                (i) All present uses and operations of the Real Property comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Partnership has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the Real Property.

                (ii) There are no pending or, to the Partnership's knowledge, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof, nor has the Partnership, any Partner or any of the Stockholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

                (iii) Except as set forth in Schedule 5.15(c), there are no parties other than the Partnership in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or any portion thereof.

                (iv) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Partnership leases from any other party any real property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Partnership has provided USFloral with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and the Partnership's interests thereunder are free of all Liens.

                (v) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

     5.16  Personal Property.

           (a) Schedule 5.16(a) sets forth a complete and accurate list of all personal property included on the Interim Balance Sheet and all other personal property owned or leased by the Partnership with a current book value in excess of $10,000 both (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for material equipment and an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or business or personal affiliates of any Stockholder or of the Partnership.

           (b) The Partnership currently owns or leases all personal property necessary to conduct the business and operations of the Partnership as they are currently being conducted.

           (c) All of the trucks and other material machinery and equipment of the Partnership, including those listed on Schedule 5.16(a), are in good working order and condition, ordinary wear and tear excepted. All leases set forth on
Schedule 5.16(a) are in full force and effect and constitute valid and binding agreements of the Partnership, and the Partnership is not in breach of any of their terms. All fixed assets used by the Partnership that are material to the operation of its business are either owned by the Partnership or leased under an agreement listed on Schedule 5.16(a).

     5.17  Intellectual Property.

           (a) The Partnership is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, the registered and unregistered Marks listed on Schedule 5.17(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Partnership now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on Schedule 5.17(a), the Partnership owns all of the registered and unregistered trademarks, service marks, and trade names that it uses. The Marks listed on Schedule 5.17(a) will not cease to be valid rights of the Partnership by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 5.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names now held by the Partnership, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Partnership, and any trade dress (including logos, designs, Partnership names, business names, fictitious names and other business identifiers) used by the Partnership in the United States or any foreign country.

           (b) The Partnership is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed on Schedule 5.17(b)(i) and in the Copyright registrations listed on Schedule 5.17(b)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Partnership now owns or is licensed to use. The Partnership owns or is licensed to practice under all patents and copyright registrations that the Partnership now owns or uses in connection with its business. For purposes of this Section 5.17, the term "Patent" shall mean any United States or foreign patent to which the Partnership has title as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Partnership; the term "Copyright" shall mean any United States or foreign copyright owned by the Partnership as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by the Partnership.

           (c) The Partnership is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the trade secrets, franchises, or similar rights (collectively, "Other Rights") listed on Schedule 5.17(c). Those Other Rights constitute all of the Other Rights that the Partnership now owns or is licensed to use. The Partnership owns or is licensed to practice under all trade secrets, franchises or similar rights that it owns, uses or practices under.

           (d) The Marks, Patents, Copyrights, and Other Rights listed on Schedules 5.17(a), 5.17(b)(i), 5.17(b)(ii), and 5.17(c) are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Partnership is referred to herein collectively as the "Partnership Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third Party Intellectual Property." Except as indicated on
Schedule 5.17(d), the Partnership has no obligations to compensate any person for the use of any Intellectual Property nor has the Partnership granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

           (e) The Partnership is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 5.17(a), (b), or (c). No claims with respect to the Partnership Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Partnership, are threatened by any person, nor, to the Partnership's knowledge, do any grounds for any claims exist: (i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Partnership infringes on any copyright, patent, trademark, service mark or trade secret; (ii) against the use by the Partnership of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Partnership's business as currently conducted by the Partnership; (iii) challenging the ownership, validity or effectiveness of any of the Partnership Intellectual Property or other trade secret material to the Partnership; or (iv) challenging the Partnership's license or legally enforceable right to use of the Third Party Intellectual Property. To the Partnership's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Partnership Intellectual Property by any third party. Neither the Partnership nor any of its subsidiaries (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights and which has not been finally terminated or been informed or notified by any third party that the Partnership may be engaged in such infringement or (y) has knowledge of any infringement liability with respect to, or infringement by, the Partnership or any of its subsidiaries of any trade secret, patent, trademark, service mark, or copyright of another.

           (f) All Intellectual Property in the form of computer software that is utilized by the Partnership in the operation of its business is capable of processing date data between and within the twentieth and twenty-first centuries.

     5.18  Material Contracts and Commitments.

           (a) Schedule 5.18(a) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Partnership is a party or by which it or its properties are bound (including without limitation, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Partnership and any affiliate of the Partnership or any officer, director or stockholder of the Partnership are parties ("Related Party Agreements"); or (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, $10,000, or that may generate revenues or income exceeding, during the current term thereof, $10,000 (collectively with the Related Party Agreements, the "Material Contracts"). The Partnership has delivered to USFloral true, complete and correct copies of the Material Contracts. The Partnership has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and there are no Material Contracts that were not negotiated at arm's length.

           (b)  Each Material Contract, except those terminated pursuant to
Section 7.4, is valid and binding on the Partnership and is in full force and effect and is not subject to any default thereunder by any party obligated to the Partnership pursuant thereto. The Partnership [has obtained/will obtain prior to the Closing Date] all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the

Merger and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on Schedule 5.18(b).

           (c) The outstanding balance on all loans or credit agreements either (i) between the Partnership and any Person in which any Partner or any Stockholder owns a material interest, (ii) between any Partner and any Person in which any Stockholder owns a material interest, or (iii) guaranteed by the Partnership or any Partner for the benefit of any Person in which any of the Stockholders owns a material interest, are set forth in Schedule 5.18(c).

           (d) The pledge, hypothecation or mortgage of all or substantially all of the Partnership's assets (including, without limitation, a pledge of the Partnership's contract rights under any Material Contract) will not, except as set forth on Schedule 5.18(d), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Partnership (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this
Section 5.18(d)) pursuant to any of the terms and provisions of, any Material Contract to which the Partnership is a party or by which the property of the Partnership is bound.

     5.19  Government Contracts.

           (a) Except as set forth on Schedule 5.19, the Partnership is not a party to any government contracts.

           (b) The Partnership has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the United States Government or any state or local government, nor, to the knowledge of the Partnership, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Partnership's suspension or debarment from bidding on contracts or subcontracts for any agency of the United States Government or any state or local government.

           (c) Except as set forth in Schedule 5.19, the Partnership has not been, nor is it now being, audited, or investigated by any government agency, or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Partnership, has such audit or investigation been threatened.

           (d) The Partnership has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any agency or instrumentality of the United States Government or any state or local government, relating to a contract.

           (e) The Partnership has not, with respect to any government contract, received a cure notice advising the Partnership that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

           (f) The Partnership has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any agency or instrumentality of the United States Government or any state or local government.

           (g) No employee, agent, consultant, representative, or affiliate of the Partnership or any Partner is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Partnership's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

           (h) Each of the Partnership's government contracts has been issued, awarded or novated to the Partnership in the Partnership's name.

     5.20 Insurance. Schedule 5.20 sets forth a complete and accurate list of all insurance policies carried by the Partnership and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Partnership has delivered to USFloral true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Partnership is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts customarily carried by persons conducting businesses similar to that of the Partnership. The insurance carried by the Partnership with respect to its properties, assets and business is, to the Partnership's knowledge, with financially sound insurers. To the knowledge of the Partnership, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

     5.21 Labor and Employment Matters. With respect to employees of and service providers to the Partnership, and except as otherwise provided in
Schedule 5.21:

           (a) the Partnership is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

           (b) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Partnership pending or, to the Partnership's knowledge, threatened, before the National Labor Relations Board or any other comparable authority;

           (c) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage actually pending or, to the Partnership's knowledge, threatened, against or directly affecting the Partnership;

           (d) to the Partnership's knowledge, no labor representation organization effort exists nor has there been any such activity within the past three years;

           (e) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Partnership's knowledge, no claims therefor exist or have been threatened;

           (f) the employees of the Partnership are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Partnership or currently being negotiated by the Partnership; and

           (g) all persons classified by the Partnership as independent contractors do satisfy and have satisfied the requirements of law to be so classified, and the Partnership has fully and accurately reported their compensation on IRS Forms 1099 when required to do so.

     5.22 Employee Benefit Plans. Attached hereto as Schedule 5.22 are complete and accurate copies of all employee benefit plans, all employee welfare benefit plans, all employee pension benefit plans, all multi-employer plans and all multi-employer welfare arrangements (as defined in Sections 3(3), (1), (2), (37) and (40), respectively, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), which are currently maintained and/or sponsored by the Partnership, or to which the Partnership currently contributes, or has an obligation to contribute in the future (including, without limitation, employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements), together with copies of any trusts related thereto and a classification of employees covered thereby (collectively, the "Plans"). Schedule 5.22 sets forth all of the Plans that have been terminated within the past three years.

     All Plans are in substantial compliance with all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable laws, and, in all material respects, have been administered, operated and managed in substantial accordance with the governing documents. All Plans that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") have been determined by the Internal Revenue Service to be so qualified, and copies of the current plan determination letters, most recent actuarial valuation reports, if any, most recent Form 5500, or, as applicable, Form 5500-C/R filed with respect to each such Qualified Plan or employee welfare benefit plan and most recent trustee or custodian report, are included as part of Schedule 5.22. To the extent that any Qualified Plans have not been amended to comply with applicable law, the remedial amendment period permitting retroactive amendment of such Qualified Plans has not expired and will not expire within 120 days after the Closing Date. All reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries (including, but not limited to, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or tax returns) have been timely filed or distributed. None of: (i) the Stockholders; (ii) the Partners; (iii) any Plan; or (iv) the Partnership has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Plan has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Partnership does not currently have (nor at the Closing Date will have) any direct or indirect liability whatsoever (including being subject to any statutory lien to secure payment of any such liability), to the Pension Benefit Guaranty Corporation ("PBGC") with respect to any such Plan under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty; and neither the Partnership nor any member of a "controlled group" (as defined in ERISA Section 4001(a)(14)) currently has (or at the Closing Date will have) any obligation whatsoever to contribute to any "multi-employer pension plan" (as defined in ERISA Section 4001(a)(14), nor has any withdrawal liability whatsoever (whether or not yet assessed) arising under or capable of assertion under Title IV of ERISA (including, but not limited to, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been incurred by any Plan. Further:

           (a) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and approval by the Internal Revenue Service;

           (b) no Plan which is subject to the provisions of Title IV of ERISA has been terminated;

           (c) there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Plan which were not properly reported;

           (d) the valuation of assets of any Qualified Plan, as of the Closing Date, shall exceed the actuarial present value of all accrued pension benefits under any such Qualified Plan in accordance with the assumptions contained in the Regulations of the PBGC governing the funding of terminated defined benefit plans;

          (e) with respect to Plans which qualify as "group health plans" under
Section 4980B of the Internal Revenue Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by "COBRA"), the Company and the Stockholders have complied (and on the Closing Date will have complied), in all respects with all reporting, disclosure, notice, election and other benefit continuation requirements imposed thereunder as and when applicable to such plans, and the Partnership has no (and will incur no) direct or indirect liability and is not (and will not be) subject to any loss, assessment, excise tax penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Partnership, the Partners or the Stockholders, at any time prior to the Closing Date, to comply with any such federal or state benefit continuation requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Partnership, the Partners or the Stockholders with respect to such group health plans;

           (f) the Partnership is not now nor has it been within the past five years a member of a "controlled group" as defined in ERISA Section 4001(a)(14);

           (g) there is no pending litigation, arbitration, or disputed claim, settlement or adjudication proceeding, and to the Partnership's knowledge, there is no threatened litigation, arbitration or disputed claim, settlement or adjudication proceeding, or any governmental or other proceeding, or investigation with respect to any Plan, or with respect to any fiduciary, administrator, or sponsor thereof (in their capacities as such), or any party in interest thereof;

           (h) the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans, and no material funding changes or irregularities are reflected thereon which would cause such Financial Statements to be not representative of most prior periods; and

           (i) the Partnership has not incurred liability under Section 4062 of ERISA.

     5.23  Conformity with Law; Litigation.

           (a) Except as set forth on Schedule 5.23(a), the Partnership is not in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect. The Partnership has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might have a Material Adverse Effect.

           (b) No Stockholder has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy or Chapter 11 protection.

           (c) Except as set forth on Schedule 5.23(c), there are no claims, actions, suits or proceedings, pending or, to the knowledge of the Partners, threatened against or affecting the Partnership or the Partners at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Partnership or against any of its properties or business.

     5.24  Taxes.

           (a)
                 (i) The Partnership has timely filed all Tax Returns due on or before the Closing Date and all such Tax Returns are true, correct and complete in all respects.

                 (ii) The Partnership has paid in full on a timely basis all Taxes owed by it, whether or not shown on any Tax Return.

                 (iii) The amount of the Partnership's liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Interim Balance Sheet, and the amount of the Partnership's liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current liability accruals for Taxes (excluding reserves for Deferred Taxes) as such accruals are reflected on the books and records of the Partnership on the Closing Date.

                 (iv) There are no ongoing examinations or claims against the Company for Taxes, and no notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received.

                 (v)    The Partnership has a taxable year ended on December 31.

                 (vi) The Partnership currently utilizes the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past six years. The Partnership has not agreed to, and is not and will not be required to, make any adjustments under Code Section 481(a) as a result of a change in accounting methods.

                 (vii) The Partnership has withheld and paid over to the proper governmental authorities all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or third party.

                 (viii) Copies of (A) any Tax examinations, (B) extensions of statutory limitations for the collection or assessment of Taxes and (C) the Tax Returns of the Partnership for the last five fiscal years have been delivered to USFloral.

                 (ix) There are (and as of immediately following the Closing there will be) no Liens on the assets of the Partnership relating to or attributable to Taxes.

                 (x) To the Partnership's knowledge, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Partnership or otherwise have an adverse effect on the Partnership or its business.

                 (xi) There are no contracts, agreements, plans or arrangements, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Partnership that, individually or collectively, could give rise to any payment (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code.

                 (xii) The Partnership is not, and has not been at any time, a party to a tax sharing, tax indemnity or tax allocation agreement, and the Partnership has not assumed the tax liability of any other person under contract.

                 (xiii) The Partnership's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Partnership's tax books and records.

           (b)
                 (i) Talent, Inc. has, since August 17, 1992, been an S corporation within the meaning of Section 1361 of the Code.

                 (ii) Talent, Inc. does not have a net recognized built-in gain within the meaning of Section 1374 of the Code

           (c)   For purposes of this Agreement:

                 (i) the term "Tax" shall include any tax or similar governmental charge, impost or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipt taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof; and

                 (ii) the term "Tax Return" shall mean any return (including any information return), report, statement, schedule, notice, form, estimate or declaration of estimated tax relating to or required to be filed with any governmental authority in connection with the determination, assessment, collection or payment of any tax.

           (d) The Merger qualifies as a reorganization pursuant to the provisions of Section 368(a)(2)(D) of the Code.

     5.25 Absence of Changes. Since the Balance Sheet Date, the Partnership has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 5.25, there has not been:

           (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Partnership;

           (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Partnership;

           (c) any change in the ownership interests of the Partnership or any grant of any options, rights or commitments; any change in the authorized capital of any Partner or in any Partner's outstanding securities or any change in any Partner's ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

           (d) any distribution in respect of the ownership interests of the Partnership, or any direct or indirect redemption, purchase or other acquisition of any of ownership interests of the Partnership;

           (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Partnership to any of its Partners, officers, directors, employees, consultants or agents, or the Stockholders, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

           (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect;

           (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of the Partnership to any person, including without limitation the Partners, the Stockholders and their affiliates (except for sales of inventory in the ordinary course of business);

           (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Partnership, including without limitation any indebtedness or obligation of the Partners, the Stockholders and their affiliates, provided that the Partnership may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

           (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Partnership or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

           (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Partnership;

           (k)  any waiver of any material rights or claims of the Partnership;

           (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Partnership is a party;

           (m) any transaction by the Partnership outside the ordinary course of business;

           (n) any capital commitment by the Partnership, either individually or in the aggregate, exceeding $25,000;

           (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Partnership or the revaluation by the Partnership of any of its assets;

           (p) any creation or assumption by the Partnership of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

           (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Partnership of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Partnership in excess of $25,000;

           (r) any loan by the Partnership to any person or entity, incurring by the Partnership, of any indebtedness, guaranteeing by the Partnership of any indebtedness, issuance or sale of any debt securities of the Partnership or guaranteeing of any debt securities of others;

           (s) the commencement or notice or, to the knowledge of the Partnership, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Partnership or any of its affairs; or

           (t) negotiation or agreement by the Partnership or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than negotiations with USFloral and its representatives regarding the transactions contemplated by this Agreement).

     5.26 Deposit Accounts; Powers of Attorney. Schedule 5.26 sets forth a complete and accurate list as of the date of this Agreement, of:

           (a) the name of each financial institution in which the Partnership has any account or safe deposit box;

           (b)  the names in which the accounts or boxes are held;

           (c)  the type of account;

           (d) the name of each person authorized to draw thereon or have access thereto; and

           (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Partnership and a description of the terms of such power.

     5.27  Environmental Matters.

           (a) Hazardous Material. Other than as set forth on Schedule 5.27(a), no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local or other applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material"), are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Partnership has at any time owned, operated, occupied or leased. Schedule 5.27(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property owned or leased by the Partnership.

           (b) Hazardous Materials Activities. The Partnership has not transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Partnership disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Partnership Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

           (c) Permits. The Partnership currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Partnership's Hazardous Material Activities and other business of the Partnership as such activities and business are currently being conducted. All Environmental Permits are in full force and effect. The Partnership (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Entities relating to pollution or protection of the environment or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. To the Partnership's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future. Schedule 5.27(d) includes a listing and description of all Environmental Permits currently held by the Partnership.

           (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Partnership, threatened concerning any Environmental Permit, Hazardous Material or any Partnership Hazardous Materials Activity. There are no past or present actions, activities, circumstances, conditions, events, or incidents that could involve the Partnership (or any person or entity whose liability the Partnership has retained or assumed, either by contract or operation of law) in any environmental litigation, or impose upon the Partnership (or any person or entity whose liability the Partnership has retained or assumed, either by contract or operation of law) any environmental liability including, without limitation, common law tort liability.

     5.28 Relations with Governments. Neither the Partnership nor any Partner has made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has the Partnership or any Partner otherwise taken any action that would cause the Partnership or any Partner to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     5.29 Disclosure. The Partnership has delivered to USFloral and Newco true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by USFloral. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the schedules hereto and all other documents and information furnished to USFloral and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If any Stockholder becomes aware of any fact or circumstance which would change a representation or warranty of any Stockholder in this Agreement or any representation made on behalf of the Partnership, the Stockholder shall immediately give notice of such fact or circumstance to USFloral. However, such notification shall not relieve the Partnership, the Partners or the Stockholder of their respective obligations under this Agreement, and at the sole option of USFloral, the truth and accuracy of any and all warranties and representations of the Stockholders, at the date of this Agreement and as of the Closing date, shall be a precondition to the consummation of this transaction.

     5.30 USFloral Prospectus; Securities Representations. Each Stockholder has received and reviewed a copy of the prospectus dated March 18, 1998 including all supplements thereto (as supplemented, the "USFloral Prospectus") contained in USFloral's shelf registration statement on Form S-1 (File No. 333-39969). Each Stockholder (a) has such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of USFloral Common Stock, (b) fully understands the nature, scope, and duration of the limitations on transfer contained herein, in the Affiliate Agreement (if applicable), and under applicable law, and (c) can bear the economic risk of any investment in the shares of USFloral Common Stock and can afford a complete loss of such investment. Each Stockholder has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of USFloral concerning the business, operations and financial condition of USFloral. None of the Stockholders has any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of USFloral Common Stock to be acquired by such Stockholder in the Merger. Each Stockholder acknowledges and agrees that USFloral has not and will not provide such Stockholder or any other party with a prospectus for such Stockholder's use in selling USFloral Common Stock.

     5.31 Affiliates. The Stockholders are the only persons who are, in the reasonable judgment of the Partnership, the Partners and each of the Stockholders, affiliates of the Partnership within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the 1933 Act.

     5.32 Location of Chief Executive Offices. Schedule 5.32 sets forth the location of the Company's chief executive offices.

     5.33 Location of Equipment and Inventory. All Inventory and Equipment held on the date hereof by the Partnership is located at one of the locations shown on Schedule 5.33. For purposes of this Agreement, (a) the term "Inventory" shall mean any "inventory" as such term is defined in the Uniform Commercial Code as in effect on October 16, 1997 in the State of New York (the "N.Y.U.C.C.") owned by the Partnership as of the date hereof, and, in any event, shall include, but shall not be limited to, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production, and all proceeds therefrom; and (b) the term "Equipment" shall mean any "equipment" as such term is defined in the N.Y.U.C.C. owned by the Partnership as of October 16, 1997, and, in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles owned by the Partnership, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.


6.   REPRESENTATIONS OF USFLORAL AND NEWCO

     To induce the Partnership, the Partners the Stockholders and the Beneficial Owners to enter into this Agreement and consummate the transactions contemplated hereby, each of USFloral and Newco represents and warrants to the Partnership, the Partners the Stockholders and the Beneficial Owners as follows:

     6.1 Due Organization. Each of USFloral and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on their respective businesses in the places and in the manner as now conducted, except where the failure to be so authorized, qualified or licensed would not have a Material Adverse Effect. Copies of the Certificate of Incorporation and the Bylaws, each as amended, of USFloral and Newco (collectively, the "USFloral Charter Documents") have been made available to the Company. Neither USFloral nor Newco is in violation of any USFloral Charter Document.

     6.2 USFloral Common Stock. The shares of USFloral Common Stock to be delivered to the Stockholders at the Effective Time shall be registered under the 1933 Act and, when delivered in accordance with the terms of this Agreement, will be valid and legally issued shares of USFloral capital stock, fully paid and nonassessable, and prior to the time such shares may be transferred in accordance with the provisions of Section 7.9 hereof, will be approved for quotation on the Nasdaq National Market.

     6.3 Authorization; Validity of Obligations. The representatives of USFloral and Newco executing this Agreement have all requisite corporate power and authority to enter into and bind USFloral and Newco to the terms of this Agreement. USFloral and Newco have the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by USFloral and Newco and the performance by each of USFloral and Newco of the transactions contemplated herein have been duly and validly authorized by the respective Boards of Directors of USFloral and Newco, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of each of USFloral and Newco enforceable in accordance with its terms.

     6.4 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of the USFloral Charter Documents;

          (b) subject to compliance with any agreements between USFloral and its lenders, conflict with, or result in a default (or would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which either USFloral or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of USFloral's or Newco's properties pursuant to (i) any law or regulation to which either USFloral or Newco or any of their respective property is subject, or (ii) any judgment, order or decree to which USFloral or Newco is bound or any of their respective property is subject;

          (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of USFloral or Newco; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which USFloral or Newco is subject, or by which USFloral or Newco is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

     6.5 Capitalization of USFloral and Ownership of USFloral Stock. The authorized capital stock of USFloral consists of 100,000,000 shares of Common Stock, of which 12,924,193 shares were outstanding on February 27, 1998. The authorized capital stock of Newco consists of 1,000 shares of Common Stock, of which 100 shares are outstanding. All of the issued and outstanding shares of Newco are owned beneficially, and of record, by USFloral. All of the shares of USFloral Common Stock to be issued to the Stockholders in accordance herewith will be offered, issued, sold and delivered by USFloral in compliance with all applicable state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any stockholder of USFloral.

7.   COVENANTS

     7.1  Tax Matters.

          (a) The following provisions shall govern the allocation of responsibility as between the Stockholders, on the one hand, and the Surviving Corporation, on the other, for certain tax matters following the Closing Date:

               (i) The Stockholders shall prepare or cause to be prepared and file or cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Partnership and the Partners for all periods ending on or before the Closing Date that are due after the Closing Date. The Stockholders shall pay to the Surviving Corporation on or before the due date of such Tax Returns the amount of all Taxes shown as due on such Tax Returns to the extent that such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Partnership's or the Partners' books and records, as the case may be, as of the Closing Date. Such Returns shall be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by USFloral. To the extent reasonably requested by the Stockholders or required by law, USFloral and the Surviving Corporation shall participate in the filing of any Tax Returns filed pursuant to this paragraph.

               (ii) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date. The Stockholders shall pay to the Surviving Corporation within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Partnership's books and records as of the Closing Date. For purposes of this
Section 7.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and
(y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Surviving Corporation.

               (iii) USFloral and the Surviving Corporation on one hand and the Stockholders on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Partnership or the Partners for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating Tax matters pertinent to the Partnership or the Partners that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

               (iv) The Stockholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Stockholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, USFloral and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

           (b) Talent, Inc. shall, prior to the Closing, maintain its status as an S Corporation for federal and state income tax purposes.

     7.2   Reserved.

     7.3 Related Party Agreements and Personal Vehicles. The Partnership, the Partners and/or the Stockholders, as the case may be, shall terminate any Related Party Agreements which USFloral requests the Partnership, the Partners or Stockholders to terminate, except for those Related Party Agreements listed in Schedule 7.3. The Stockholders shall also purchase any personal vehicles owned by either Company at a value equal to the greater of such vehicles net book value or the outstanding indebtedness against such vehicle.

     7.4   Cooperation.

           (a) The Partnership, the Partners, the Stockholders, USFloral and Newco shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Partnership or the Partners shall execute any documentation reasonably required by USFloral's independent public accountants (in connection with such accountants' audit of the Company) or the Nasdaq National Market.

           (b) The Stockholders, the Partners and the Partnership shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Partnership cooperate with USFloral on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

           (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby

           (d) The Partnership, the Partners, the Stockholders and USFloral shall file all notices and other information and documents required under the HSR Act (as defined in Section 5.3) as promptly as practicable after the date hereof.

     7.5 Conduct of Business Pending Closing. Between the date hereof and the Effective Time, the Partnership will (except as requested or agreed by USFloral):

           (a) carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

           (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

           (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

           (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

           (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

           (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

           (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

           (h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Stockholders) in accordance with past practice.

     7.6 Access to Information. Between the date of this Agreement and the Closing Date, the Partnership will afford to the officers and authorized representatives of USFloral access to (i) all of the sites, properties, books and records of the Partnership and (ii) such additional financial and operating data and other information as to the business and properties of the Partnership as USFloral may from time to time reasonably request, including without limitation, access upon reasonable request to the Partnership's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section
7.7 shall
affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

     7.7 Prohibited Activities. Between the date hereof and the Effective Time, the Partnership will not, without the prior written consent of USFloral:

           (a) make any change in its Articles of Incorporation or Bylaws, or authorize or propose the same;

           (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

           (c) make any distribution (whether in cash, stock or property) in respect of the ownership interests of the Partnership; nor shall any Partner declare or pay any dividend or make any distribution in respect of such Partner's stock whether now or hereafter outstanding, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase, redeem or otherwise acquire or retire for value any shares of its stock;

           (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice in an amount in excess of $25,000, including contracts to provide services to customers;

           (e) increase the compensation payable or to become payable to any officer, director, Partner, Stockholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

           (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

           (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

           (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Partnership;

           (i) merge or consolidate or agree to merge or consolidate with or into any other entity;

           (j) waive any material rights or claims of the Partnership, provided that the Partnership may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

           (k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

           (l) enter into any other transaction that is (i) not negotiated at arm's length with a third party not affiliated with the Partnership, the Partners or any officer, director or Partner of the Partnership or any Stockholder of any Partner or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

           (m)  commence a lawsuit other than for routine collection of bills;

           (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

           (o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of USFloral; or

           (p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 7.8(a) through (o) above, or any action which would make any of the representations and warranties of the Partnership, the Partners and the Stockholders contained in this Agreement untrue or result in any of the conditions set forth in Articles 8 and 9 not being satisfied.

     7.8 Notice to Bargaining Agents. Prior to the Closing Date, the Partnership shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by USFloral, and shall provide USFloral with proof that any required notice has been sent.

     7.9   Sales of USFloral Common Stock.

           (a) No Stockholder will, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of the shares of USFloral Common Stock to be received by such Stockholder in the Merger prior to the date that is, (i) with respect to one-third of the shares, eighteen months from the Closing Date, (ii) with respect to two-thirds of the shares, twelve months from the Closing Date and (iii) with respect to all of the shares, six months from the Closing Date.

           (b) Each Stockholder acknowledges and agrees that USFloral will not provide such Stockholder with a prospectus for such Stockholder's use in selling the shares of USFloral Common Stock to be received by such Stockholder in the Merger, and agrees to sell such shares only in accordance with the requirements, if any, of Rule 145(d) promulgated under the 1933 Act. USFloral acknowledges that the provisions of this Section 7.9(b) will be satisfied as to any sale by a Stockholder of the USFloral Common Stock Stockholder may acquire pursuant to the Merger pursuant to Rule 145(d) under the Securities Act, by a broker's letter and a letter from the Stockholder with respect to that sale stating that the applicable requirements of Rule 145(d)(1) have been met or are inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) provided, however, that USFloral has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d) and subject to any changes in Rule 145 after the date of this Agreement.

           (c) The certificate or certificates evidencing the shares of USFloral Common Stock to be delivered to the Stockholders in the Merger will bear restrictive legends substantially in the following forms:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED PURSUANT TO A REGISTRATION STATEMENT COVERING THE TRANSFER OF SUCH SHARES OR A VALID EXEMPTION FROM REGISTRATION.

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD EXPIRING ON ***, PURSUANT TO THAT CERTAIN AGREEMENT AND PLAN OF REORGANIZATION, DATED AS OF APRIL 3, 1998, AMONG THE ISSUER AND THE STOCKHOLDERS OF TALENT, INC. AND ANVACU, INC. PRIOR TO THE EXPIRATION OF SUCH HOLDING PERIOD, SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT. UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED.

*** Certificates representing one-third of the shares of USFloral Common Stock issued will read "October 3, 1998," one-third will read "April 3, 1999" and one-third will read "October 3, 1999."

     7.10 USFloral Stock Options. As soon as practicable after the Closing, options to purchase such number of shares of USFloral Common Stock as shall have a fair market value as of the Closing Date equal to 6.25% of the Merger Consideration provided for in Section 2.2 above shall be available for issuance to the key employees of the Surviving Corporation after the Closing, as determined by the Surviving Corporation's President (or other officer or director designated by the Surviving Corporation and acceptable to USFloral) in accordance with USFloral's policies, and authorized and issued under the terms of USFloral's 1997 Long-Term Incentive Plan.


8.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL AND NEWCO

     The obligation of USFloral and Newco to effect the Merger is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

     8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Beneficial Owners, Stockholders, the Partners and the Partnership contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Partnership, the Partners the Stockholders and the Beneficial Owners on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed on behalf of the Partnership, on behalf of each Partner and by each of the Stockholders shall have been delivered to USFloral.

     8.2   No Litigation.   No temporary restraining order, preliminary or
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of the Partnership, or limiting or restricting USFloral's conduct or operation of the business of the Partnership (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending or threatened against USFloral, Newco, the Partnership or any Partner, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Partnership.

     8.3 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Partnership, taken as a whole, since the Balance Sheet Date; and USFloral shall have received a certificate signed by each Stockholder dated the Closing Date to such effect.

     8.4 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Partnership, the Partners and the Stockholders of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade

Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     8.5 Opinion of Counsel. USFloral shall have received an opinion from counsel to the Partnership, the Partners the Stockholders and the Beneficial Owners, dated the Closing Date, in a form reasonably satisfactory to USFloral.

     8.6 Charter Documents. USFloral shall have received (a) a copy of the Articles of Incorporation of each Partner certified by an appropriate authority in the state of its incorporation and (b) a copy of the Bylaws of each Partner certified by the Secretary of the Company, and such documents shall be in form and substance reasonably acceptable to USFloral.

     8.7 Due Diligence Review. The Partnership shall have made such deliveries as are called for by this Agreement. USFloral shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Partnership.

     8.8 Delivery of Closing Financial Certificate. USFloral shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Partnership and each Partner and by each of the Stockholders, setting forth:

           (a) the net worth of the Partnership as of the last day of its most recent fiscal year (the "Certified Year-End Net Worth");

           (b) the net worth of the Partnership as of the Closing Date (the "Certified Closing Net Worth");

           (c) the earnings of the Partnership before interest and taxes (after the addition of "add-backs" set forth on Schedule 5.9(b)) for the most recent fiscal year preceding the Closing Date (the "Certified Year-End EBIT"); and

           (d) a statement that all of the Company financial conditions set forth in Section 5.9 of the Agreement are satisfied as of the Closing Date.

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth and the Certified Closing EBIT, the Partnership shall not take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after December 31, 1997.

     8.9 FIRPTA Compliance. Each of the Stockholders shall have delivered to USFloral a properly executed statement in a form reasonably acceptable to USFloral for purposes of satisfying USFloral's obligations under Treas. Reg. (S) 1.1445-2(b).

     8.10 Employment Agreements. Mauricio Jaramillo shall have entered into an employment agreement with the Company in the form of Schedule 8.9.

     8.11 Stockholders' Release. The Stockholders shall each have delivered to USFloral an instrument dated the Closing Date releasing the Partnership and each Partner from any and all claims of such Stockholder against the Partnership and each Partner.

     8.12  Related Party Agreements.  The Company shall have delivered to
USFloral:

           (a)  an executed Flower Supply Agreement, in the form of Annex I
                                                                    -------
attached hereto, between the Company and those farms in which the Stockholders have an interest which are listed on Schedule 8.12(a) attached hereto; and
                                     ----------------

           (b) evidence of repayment of all amounts due from the Partners, the Stockholders and all entities in which the Stockholders have an interest.


9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTNERSHIP, THE PARTNERS AND THE STOCKHOLDERS

     The obligation of the Beneficial Owners, the Stockholders, the Partners and the Partnership to effect the Merger are subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

     9.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of USFloral and Newco contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by USFloral and Newco on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of USFloral shall have been delivered to the Partnership and the Stockholders.

     9.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of the Partnership, or limiting or restricting USFloral's conduct or operation of the business of the Partnership (or its own business) following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against USFloral, Newco, the Partnership or the Partners, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the USFloral and its subsidiaries taken as a whole.

     9.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by USFloral and Newco of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     9.4 Employment Agreements. The Company shall have afforded Mauricio Jaramillo an opportunity to enter into an employment agreement with the Company in the form of Schedule 8.9.


10.  INDEMNIFICATION

     10.1 General Indemnification by the Beneficial Owners and the Stockholders. Subject to Section 10.2, each Beneficial Owner and each Stockholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless USFloral, Newco and the Surviving Corporation and their respective officers, directors, employees, stockholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

           (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

                (i) any breach of any representation or warranty of the Beneficial Owners, the Stockholders, the Partners or the Partnership set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Beneficial Owner, any Stockholder, any Partner or the Partnership in connection herewith; or

                (ii) any nonfulfillment of any covenant or agreement by the Beneficial Owners, the Stockholders or, prior to the Effective Time, the Partnership or the Partners, under this Agreement; or

                (iii) the business, operations or assets of the Partnership prior to the Closing Date or the actions or omissions of the Partnership's directors, officers, partners, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Partnership Financial Statements, this Agreement or the Schedules to this Agreement; or

                (iv) the matters disclosed on Schedules 5.8 (Absence of Claims Against the Partnership and the Partners), 5.21 (Labor and Employment Matters),
5.23 (conformity with law; litigation), and 5.27 (environmental matters); and

           (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 10.1.

     10.2  Limitation and Expiration.  Notwithstanding the above:

           (a)  there shall be no liability for indemnification under Section
10.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds $125,000 (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Merger Consideration as set forth in Sections 2.2 and 3.1; (ii) Damages arising out of any breaches of the covenants of the Beneficial Owners or the Stockholders set forth in this Agreement or representations and warranties made in Sections 5.4 (capital stock of the Company), 5.5 (transactions in capital stock), 5.8 (Absence of Claims Against the Partnership and the Partners), 5.9 (Company financial conditions), 5.18 (material contracts and commitments), 5.21 (Labor and Employment Matters) 5.23 (conformity with law; litigation), 5.24 (taxes),
5.27 (environmental matters), or (iii) Damages described in Section 10.1(a)(iv), or (iv) Damages for liability for anti-dumping duties in excess of reserves therefor on the balance sheets of the Partnership as of the Closing Date (regardless of whether or not disclosed on any schedule to this Agreement);

           (b) the aggregate amount of liability of the Stockholders of Talent, Inc. under this Article 10 shall not exceed the aggregate amount of Merger Consideration received by the Stockholders of Talent, Inc., and the aggregate amount of liability of the Stockholders of Anvacu, Inc. and the Beneficial Owners under this Article 10 shall not exceed the aggregate amount of Merger Consideration received by the Stockholders of Anvacu, Inc.; provided, however, that the Partners', Stockholders' and Beneficial Owners' liability for Damages arising out of any breaches of the representations made in Sections 5.24 (taxes) or 5.27 (environmental matters) or Damages described in Section 10.1(a)(ii) and Section 10.1(a)(iv) shall not be subject to such limitation;

           (c) the indemnification obligations under this Article 10, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 10.2(c):

                (i)
                       (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 10.2(c), the first anniversary of the Closing Date, or

                       (2) with respect to representations and warranties contained in Sections 5.22 (employee benefit plans), 5.24 (taxes), 5.27 (environmental matters), and the indemnification set forth in Section 10.1(a)(ii), (iii) or (iv), on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) five
(5) years after the Closing Date for any other Claim covered by clause (i)(2)(B) of this Section 10.2(c); or

                (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 10.2(c) (such claims referred to as "Pending Claims").

     10.3 Indemnification Procedures. All claims or demands for indemnification under this Article 10 ("Claims") shall be asserted and resolved as follows:

           (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 10.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Stockholders' Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Stockholders' Representative does not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 10.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

          (b)

                (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Stockholders' Representative. The Stockholders' Representative shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

                (ii) In the event that Stockholders' Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

                (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Stockholders' Representative, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

           (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

           (d) Subject to the provisions of Section 10.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section
10.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

           (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 10, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

     10.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Partnership, the Partners, the Stockholders, the Beneficial Owners, USFloral and Newco in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Partnership, the Partners the Stockholders and the Beneficial Owners will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 10.2. The representations of USFloral and Newco will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing date.

     10.5 Remedies Cumulative. The remedies set forth in this Article 10 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law except that the indemnification obligations set forth in this Article 10 shall be the sole and exclusive remedy of USFloral and Newco for claims based upon breach of contract or breach of representation or warranty, unless such claim is founded in fraud.

     10.6 Right to Set Off. USFloral shall have the right, but not the obligation, to set off, in whole or in part, against the Pledged Assets, amounts finally determined under Section 10.3 to be owed to USFloral by the Stockholders or Beneficial Owners under Section 10.1 hereof.


11.  NONCOMPETITION

     11.1 Prohibited Activities. The Stockholders and Beneficial Owners agree that for a period of three years following the Merger Effective Date, they shall not:

           (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Surviving Corporation or USFloral, including without limitation the importing, brokerage, manufacture, assembly, packaging, distribution, shipping or marketing of floral products (including, without limitation, hardgoods), or any business engaging in the consolidation of the floral industry within the United States of America (the "Territory");

           (b) call upon any person who is, at that time, within the Territory, an employee of USFloral or any subsidiary of USFloral in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of USFloral or such subsidiary;

           (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of USFloral or any subsidiaries of USFloral, the Partnership within the Territory for the purpose of soliciting or selling floral products within the Territory;

           (d) call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by any of them or for which any of them made an acquisition analysis for themselves or USFloral or any subsidiaries of USFloral, the Partnership; or

           (e) disclose customers, whether in existence or proposed, of the Partnership to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Stockholders and Beneficial Owners (i) from acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or in the over-the-counter market, (ii) from engaging in any activity to which USFloral shall have provided its prior written consent or (iii) with respect only to the Stockholders of Anvacu, Inc., and only if each of such Stockholders is not in breach of the Flower Supply Agreements such Stockholders entered into pursuant to Section 8.12 of this Agreement, from selling to their current customers that percentage of such Stockholders' production of flowers which such Stockholders currently sell to customers other than the Partnership.

     11.2 Damages. Because of the difficulty of measuring economic losses to USFloral and the Surviving Corporation as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to USFloral and the Surviving Corporation for which they would have no other adequate remedy, the Stockholders and Beneficial Owners agree that, in the event of a breach by them of the foregoing covenant, the covenant may be enforced by USFloral or the Surviving Corporation by, without limitation, injunctions and restraining orders.

     11.3 Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Article 11 impose a reasonable restraint on the Stockholders and Beneficial Owners in light of the activities and business of USFloral on the date of the execution of this Agreement and the current and future plans of USFloral and the Surviving Corporation (as successors to the businesses of the Partnership).

     11.4 Severability; Reformation. The covenants in this Article 11 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     11.5 Independent Covenant. All of the covenants in this Article 11 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Stockholders and the Beneficial Owners against the Partnership, the Partners, the Surviving Corporation or USFloral, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of three years stated above, shall be computed by excluding from such computation any time during which any Stockholder or any Beneficial Owner is in violation of any provision of this
Article 11 and any time during which there is pending in any court of competent jurisdiction any action

(including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action USFloral or the Surviving Corporation seeks to enforce the agreements and covenants of the Stockholders and the Beneficial Owners or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if any Stockholder or any Beneficial Owner is found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending shall not be excluded from such computation.

     11.6 Materiality. The Partnership, each Partner, each Stockholder and each Beneficial Owner hereby agree that the covenants set forth in this Article 11 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.


12.  NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     12.1 Stockholders and Beneficial Owners. The Stockholders and Beneficial Owners recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of the Partnership, such as lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Partnership and the Partnership's business. The Stockholders and Beneficial Owners agree that they will not disclose any confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of USFloral, unless the Stockholders or Beneficial Owner can show that such information has become known to the public generally through no fault of the Stockholders or the Beneficial Owners. In the event of a breach or threatened breach by the Stockholders or Beneficial Owners of the provisions of this Article 12, USFloral and the Surviving Corporation shall be entitled to an injunction restraining the Stockholders or Beneficial Owners from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting USFloral and the Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     12.2 USFloral. USFloral recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain confidential information of the Partnership, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the Partnership and the Partnership's business. USFloral agrees that it will not disclose any confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without prior written consent of the Stockholders. In the event of a breach or threatened breach by USFloral of the provisions of this Article 12, the Stockholders shall be entitled to an injunction restraining USFloral from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     12.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, USFloral, the Surviving Corporation the Stockholders and the Beneficial Owners agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.


13.  GENERAL

     13. Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

           (a) by mutual consent of the boards of directors of USFloral and the Partners; or

           (b) by the Stockholders, the Partners and the Partnership as a group, on the one hand, or by USFloral, on the other hand, if the Closing shall not have occurred on or before April 30, 1998, provided that the right to terminate this Agreement under this Section 13.1(b) shall not be available to either party (with the Stockholders, the Partners and the Partnership deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

           (c) by the Stockholders, the Partners and the Partnership as a group, on the one hand, or by USFloral, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Stockholders, the Partners and the Partnership deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

           (d) by the Stockholders, the Partners and the Partnership as a group, on the one hand, or by USFloral, on the other hand, if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity which would make the consummation of the Merger illegal.

     13.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 13.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this Article 13 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 13.1(c) above, then notwithstanding the provisions of Section 13.7 below, the breaching party (with the Stockholders, the Partners and the Partnership deemed to be a single party for purposes of this Article 13), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

     13.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of USFloral, and the heirs and legal representatives of the Stockholders.

     13.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 11.4. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     13.5 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     13.6 Brokers and Agents. USFloral and Newco (as a group) and the Partnership, each Partner and each Stockholder (as a group) each represents and warrants to the other that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

     13.7 Expenses. USFloral has and will pay the fees, expenses and disbursements of USFloral and Newco and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Stockholders (and neither the Partnership nor the Partners) have and will pay the fees, expenses and disbursements of the Stockholders, the Partners, the Partnership, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

     13.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition provisions set forth in Article 11 and the confidentiality obligations set forth in Article 12. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

     13.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

     If to USFloral, Newco or the Surviving Corporation to:

          U.S.A. Floral Products, Inc.
          1025 Thomas Jefferson Street, N.W.
          Suite 600 West
          Washington DC  20007
          Attn: Robert J. Poirier
          Chairman, President and Chief Executive Officer
          (Telefax:  (202) 333-0803)

          with a required copy to:

          David A. Gerson, Esquire
          Morgan, Lewis & Bockius LLP
          One Oxford Centre
          Pittsburgh, PA 15219
          (Telefax: (412) 560-3399)

     If to any Stockholder or any Beneficial Owner to:

          c/o Mauricio Jaramillo
          7901 N.W. 21st Street
          Miami, Florida  33122
          (Telefax: (305) 513-0431)

          with a required copy to:

          Shutts & Bowen
          1500 Miami Center
          201 S. Biscayne Boulevard
          Miami, FL  33131
          (Telefax:  (305) 381-9982)
or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     13.10 Governing Law; Legal Action. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction. All parties hereto: agree that any legal action or proceeding under this Agreement may be brought in the courts of the State of Florida located in Dade County or in the United States District Court for the Southern District of Florida; (b) irrevocably submit to the jurisdiction of such courts; (c) agree not to assert any claim or defense that it is not personally subject to the jurisdiction of such courts, and that any such forum is not convenient or the venue thereof is improper, or that this Agreement or the subject matter hereof may not be enforced in such courts; and (d) agree to accept service of process on it by certified or registered mail or by any other method authorized by law.

     13.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 11.4.

     13.12 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

     13.13 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

     13.14 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.


                          [Execution Pages Following]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              U.S.A. FLORAL PRODUCTS, INC.


                              By:  /s/  Robert J. Poirier
                                 -----------------------------------------------
                                   Robert J. Poirier
                                   Chairman, President & Chief Executive Officer


                              EFTA  ACQUISITION CORP.


                              By:  /s/  Robert J. Poirier
                                 -----------------------------------------------
                                   Robert J. Poirier
                                   President


                    [Signatures Continued on Following Page]

                              ELITE FARMS, A GENERAL PARTNERSHIP

                              By Talent, Inc., a general partner


                              By:  /s/ Mauricio Jaramllo V.
                                 -----------------------------------------------
                                   Mauricio Jaramillo V.
                                   President

                              By Anvacu, Inc., a general partner


                              By:  /s/ Mauricio Jaramllo V.
                                 -----------------------------------------------
                                   Mauricio Jaramillo V.
                                   Vice President


                              TALENT, INC.

                              By:  /s/ Mauricio Jaramllo V.
                                 -----------------------------------------------
                                   Mauricio Jaramillo V.
                                   President


                              ANVACU, INC.

                              By:  /s/ Mauricio Jaramllo V.
                                 -----------------------------------------------
                                   Mauricio Jaramillo V.
                                   Vice President


                    [Signatures Continued on Following Page]

                              STOCKHOLDERS:

                              /s/ Mauricio Jaramllo V.
                              --------------------------------------------------
                              Mauricio Jaramillo V.


                              /s/ Monica Rivera
                              --------------------------------------------------
                              Monica Rivera


                              FLORES CARMEL S.A.

                              By:  /s/ Jorge Humberto Restrepo
                              --------------------------------------------------
                              Name: Jorge Humberto Restrepo
                              Title:


                              FLORES DEL LAGO LTDA.

                              By:  /s/ Paulo Toro
                              --------------------------------------------------
                              Name: Paulo Toro
                              Title: Legal Representative


                              COTA ASOCIADOS LTDA.

                              By:  /s/ Ricardo Russi
                              --------------------------------------------------
                              Name: Ricardo Russi
                              Title: Manager


                              LOS GERANIOS LTDA.

                              By:  /s/ Luis Ignacio Mosa
                              --------------------------------------------------
                              Name: Luis Ignacio Mosa
                              Title: Legal Representative


                              FLORES DE LA VEGA LTDA.

                              By:   /s/  Dario Fernandez
                              --------------------------------------------------
                              Name: Dario Fernandez
                              Title: Legal Representative


                    [Signatures Continued on Following Page]

                              BENEFICIAL OWNERS:

                              /s/ Juan Gonzalo Restrepo
                              ---------------------------------
                              Juan Gonzalo Restrepo


                              /s/ Jorge Humberto Restrepo
                              ---------------------------------
                              Jorge Humberto Restrepo


                              /s/ Ricardo Angel
                              ---------------------------------
                              Ricardo Angel


                              /s/ Andres Angel
                              ---------------------------------
                              Andres Angel


                              /s/ Pablo Toro
                              ---------------------------------
                              Pablo Toro


                              /s/ Efraun Russi Lopez
                              ---------------------------------
                              Efrain Russi Lopez


                              /s/ Alicia Neira de Russi
                              ---------------------------------
                              Alicia Neira de Russi


                              /s/ Consuelo Ramirez de Russi
                              ---------------------------------
                              Consuelo Ramirez de Russi


                              /s/ Ricardo Russi Lopez
                              ---------------------------------
                              Ricardo Russi Lopez


                              /s/ Luis Carlos Uribe
                              ---------------------------------
                              Luis Carlos Uribe


                              /s/ Ricardo Mejia
                              ---------------------------------
                              Ricardo Mejia


                              /s/ Luis Ignacio Mesa
                              ---------------------------------
                              Luis Ignacio Mesa


                              /s/ Mauricio Mesa
                              ---------------------------------
                              Mauricio Mesa


                    [Signatures Continued on Following Page]

                              /s/ Juan Gonzalo Restrepo
                              ---------------------------------
                              Juan Gonzalo Restrepo


                              /s/ Dario Fernandez
                              ---------------------------------
                              Dario Fernandez


                              /s/ Horacio Mejia
                              ---------------------------------
                              Horacio Mejia

                                   SCHEDULES


SCHEDULE 1.1             [Form of Plan of Merger]

SCHEDULES TO ARTICLE 5   [Schedules of exceptions to the representations and
                         warranties]

SCHEDULE 7.3             [Related Party Agreements]

SCHEDULE 8.9             [Form of Employment Agreement]

SCHEDULE 8.12            [List of Farms]



                                    ANNEXES

ANNEX I                  [Form of Flower Supply Agreement]


The Schedules and Annexes to this Agreement will be provided to the Commission supplementally upon request.